Exhibit 10.1

Mandate Agreement

dated as of 27 December 2019

by and between

CRISPR Therapeutics AG	(the Company	)

Baarerstrasse 14, 6300 Zug, Switzerland

and

Oriolus Consulting LLC	(the Service Provider	)

Husenstrasse 11, 6354 Vitznau, Switzerland

(the Company and the Service Provider are also referred to as Party or Parties)

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Mandate Agreement

Preamble

The Service Provider offers, among other things, consulting services in the life sciences sector.

The Parties take note that Dr. Rodger Novak (the Advisor) has been acting as the chairman of the Company’s board of directors (the Chairman and the Company’s board of directors the Board) since his election at the 2018 general meeting of shareholders of the Company. The Advisor has not received any remuneration for his services as Chairman so far.

In addition, the Parties take note that the Advisor acts as the president of the Company (the President) based on an employment agreement with the Company dated as of 1 December 2017 (the Employment Agreement), replacing the previous employment agreement dated as of 6 October 2016. Based on the previous employment agreement, the Advisor has been granted a certain number of options (not all of which have vested as of the date hereof) entitling the Advisor to acquire shares of the Company (the Employee Options).

The Service Provider will cause the Advisor to provide the services related to the Chairman and the President functions (the Services) based on this mandate agreement (the Agreement) and the Company intends to accept such Services. Consequently, the Employment Agreement shall, except for certain of its provisions, be terminated pursuant to the terms of the termination agreement entered into by and between the Company and the Advisor as of the date hereof. The Services related to the Chairman and President functions shall from now on be governed by this Agreement.

Now, therefore, subject to the terms and conditions herein, the Parties agree as follows:

1.	Description of Services

1.1.	General

The Parties acknowledge and agree that Service Provider shall cause Advisor to perform the Services to the Company and to abide by the terms of this Agreement by signing Exhibit 1.1.

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The Services shall be performed by the Advisor personally and by no other individual. The Parties confirm that the Agreement does not constitute an employment relationship between the Advisor and the Company.

The Service Provider shall, and shall cause the Advisor to, safeguard and promote the interests of the Company, procure that the Advisor deploys sufficient time and efforts to perform the contractual duties contemplated by this Agreement and procure that the Advisor exercises the Services associated with the functions of Chairman and President carefully and with due care and consistent with the terms of this Agreement.

1.2.	Chairman Services

The duties and responsibilities of the Chairman shall include all duties and responsibilities associated with such function as determined by the Board from time to time as well as those expressly mentioned in the law, particularly the Swiss Code of Obligations, and in this Agreement.

1.3.	President Services

The duties and responsibilities of the President shall include all duties and responsibilities associated with such function as determined by the Board from time to time.

1.4.	Functions on Committees

If the Advisor performs additional functions in committees of the Board or similar corporate bodies and is compensated for such function, the Service Provider shall be entitled to receive such compensation.

1.5.	Compliance with Laws and Guidelines

The Service Provider shall procure that the Advisor performs the Services at all times in compliance with applicable law, regulatory requirements (including any requirements of stock exchanges), the articles of association of the Company, the Company’s organizational regulations, the Company’s code of business conduct and ethics and the Company’s corporate governance guidelines.

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2.	Conflicts of Interest

The Service Provider procures that the Advisor exercises his function as Chairman and President independently, based on his own professional and diligent judgment, with due care and in the best interest of the Company. The Service Provider shall avoid and shall procure that the Advisor avoids conflicts of interest and shall promptly inform and procure that the Advisor promptly informs the Board as a whole if a potential conflict of interest could arise in connection with the performance of the Services.

3.	Compensation

3.1.	Compensation for Chairman Services

The Service Provider shall not be entitled to any compensation for the Advisor providing the Services in connection with the Chairman function.

3.2.	Compensation for President Services

For each full calendar year, the Service Provider shall be entitled to a compensation of the CHF equivalent to USD 190,000 for the Advisor providing the Services in connection with the President function, and such amount shall be payable in equal installments on a quarterly basis.

3.3.	Additional Compensation; Equity Compensation

For additional Board functions performed by the Advisor (e.g. formally serving on a committee of the Board), the Service Provider shall be entitled to additional compensation in accordance with the Company’s Board fee policy and Section 1.4. The Parties acknowledge and agree that, unless the Board expressly determines otherwise, neither Service Provider nor Advisor will be eligible to receive compensation pursuant to the Company’s Non-Employee Director Compensation Policy, as may be in effect from time to time.

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3.4.	Compliance with Ordinance against Excessive Compensation

It is understood and agreed that the compensation set forth in this Section 3 is subject to the approval by the AGM in accordance with the Swiss ordinance against excessive compensation in listed companies.

3.5.	Invoices

The invoices issued by the Service Provider in accordance with this Section 3 shall be settled within thirty (30) days. The fees set forth in this Section 3 are exclusive of value-added tax. The value-added tax, if any, is added up and shown additionally on the invoices.

3.6.	Options granted to Advisor under Employment Agreement

The Parties acknowledge that the Advisor has been granted Employee Options as a part of the Advisor’s compensation under the Employment Agreement and the previous employment agreement replaced by the Employment Agreement. The Employee Options, including those that have not yet vested and the shares of the Company that the Advisor may acquire upon exercise of the Employee Options, have been granted to the Advisor personally and are not part of the compensation under this Agreement.

4.	Social Security Insurances

The Service Provider undertakes that the Advisor be duly insured with the relevant social security insurances (including pension funds), to the extent required by applicable law. The Company shall be fully indemnified by the Service Provider if it is, for any reason, held liable for social security contributions (including contributions to pension funds) in connection with the Services.

5.	Expenses

The Company shall reimburse all expenses reasonably incurred by the Service Provider in connection with the performance of the Services.

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6.	Term

6.1.	Entry into Force

This Agreement enters into force on 1 January 2020.

6.2.	Termination

This Agreement shall continue for an indefinite period of time and may be terminated with respect to the President function by either Party at any time. This Agreement shall be automatically terminated with respect to both, the Chairman and the President function, on the calendar day on which the Advisor is no longer a member of the Board. In case of termination of the Agreement in accordance with this Section 6, the Company shall pay the fees to the Service Provider as long as the respective Services have been provided by the Service Provider to the Company (pro rata).

7.	D&O Insurance

The Company undertakes to provide a Directors & Officers Liability Insurance Policy covering the Advisor for the Chairman and the President functions as determined by the Board in its sole discretion. The Service Provider and the Advisor acknowledge that such insurance does not cover all risks and is subject to caps and limitations.

8.	Non-Compete and Non-Solicitation, Cooperation and Confidentiality

8.1.	Non-Compete and Non-Solicitation

In order to protect the Company’s proprietary information and good will, during the term of this Agreement and for a period of twelve (12) months following the date of termination (the Restricted Period), the Service Provider will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturor or otherwise, engage, participate or invest in any Competing Business. For purposes hereof, the term Competing Business shall mean any entity engaged in the discovery, development or commercialization of CAS9 technology for human therapeutics.

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Notwithstanding the foregoing, nothing contained hereinabove or hereinbelow shall be deemed to prohibit the Service Provider from (i) acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding two percent (2%) of such corporation’s (or other entity’s) then outstanding shares of capital stock (or equity interest), or (ii) working for a line of business, division or unit of a larger entity that competes with the Company as long as the Service Provider’s activities for such line of business, division or unit do not involve work by the Service Provider on matters that are directly competitive with the Company’s business.

In addition, during the Restricted Period, the Service Provider will not, directly or indirectly, in any manner, other than for the benefit of the Company (i) divert or take away customers of the Company or any of its suppliers; and/or (ii) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason (other than the termination of subordinate employees undertaken in the course of the employment with the Company).

The Service Provider acknowledges and agrees that if the Service Provider violates any of the provisions of this Section 8, (i) the running of the Restricted Period will be extended by the time during which the Service Provider engages in such violation(s), but in no event for a period exceeding three (3) years following the end of the term of this Agreement and (ii) the Service Provider must provide compensation for the damage incurred by the Company, if any, resulting from the violation of the provisions of this Section 8.

8.2.	Litigation and Regulatory Cooperation

During and after the term of this Agreement, the Service Provider shall use reasonable efforts to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Service Provider provided Services to the Company. The Service Provider’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the term of this Agreement, the Service Provider shall use reasonable efforts to cooperate with the Company in connection with any investigation or review of any U.S. federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Service Provider provided Services to the Company. The Company shall reimburse the Service Provider for any reasonable out-of-pocket expenses incurred in connection with the Service Provider’s performance of obligations pursuant to this Section 8.2.

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8.3.	Confidentiality

Unless the confidentiality obligations are governed by a separate confidentiality agreement, the confidentiality obligations stated in the second paragraph of this Section 8.3 shall apply.

The Service Provider will have access to confidential and proprietary information relating to the business and operations of the Company, its group companies and their clients. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and/or other companies of the group and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or the respective group company, would be wrongful and would cause irreparable harm to the Company. The Service Provider is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the term of this Agreement or after termination of the Agreement directly or indirectly for any purpose other than for the sole benefit of the Company or another group company, or disclose or permit to be disclosed to any third person or entity, any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

8.4.	Protected Reporting; Defend Trade Secrets Act Immunity

Nothing in this Agreement, and nothing in any policy or procedure, in any other confidentiality, employment, separation agreement or in any other document or communication from the Company limits the Service Provider’s ability to file a charge or complaint with any government agency concerning any acts or omissions that the Service Provider may believe constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable U.S. federal or state law regulation or affects the Service Provider’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by a government agency, including by providing documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the U.S. Defend Trade Secrets Act of 2016, the Service Provider shall not be held criminally or civilly liable under any U.S. or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a U.S. federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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8.5.	Injunction

The Service Provider agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Service Provider of its obligations set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8, the Service Provider agrees that if it breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8.6    Acknowledgement

The Parties acknowledge and agree that references to the term Service Provider in this Section 8 shall be deemed to include Advisor with equal force and effect.

9.	Final Provisions

Integration: This Agreement, including its exhibit, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter.

Survival: The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to effectuate the terms contained herein.

Enforceability: If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Waiver: No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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Notices: Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Service Provider at the last address the Service Provider has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel.

Amendments: This Agreement may be amended or modified only by a written instrument signed by the Service Provider and the Company.

Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

Assignment and Transfer by the Company: The Company has the right to assign and/or transfer this Agreement to its affiliates, successors and assigns. The Service Provider expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate to whom this Agreement may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

Applicable Law and Place of Jurisdiction: This Agreement and all disputes between the Parties in connection with this Agreement shall be governed by the laws of Switzerland excluding its conflict of laws rules. The place of jurisdiction for all disputes arising out of or in connection with this Agreement, including disputes concerning the conclusion, validity, amendment or termination of this Agreement, shall be the registered office of the Company.

[signatures on the next page]

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Signatures

CRISPR Therapeutics AG 27 December 2019	/s/ Samarth Kulkarni
Date	Samarth Kulkarni
CEO and member of the Board
Oriolus Consulting LLC 27 December 2019	/s/ Rodger Novak
Date	Dr. Rodger Novak
Manager and quotaholder

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Exhibit 1.1

Advisor Confirmation

I hereby confirm that I am aware of the Mandate Agreement by and between CRISPR Therapeutics AG and Oriolus Consulting LLC dated as of 27 December 2019 (the Agreement). Terms defined in this confirmation shall have the meaning ascribed to such terms in the Agreement.

I hereby undertake to provide the Services and assume the functions as Chairman and President in accordance with the Agreement.

I personally undertake to comply with all provisions of the Agreement, including, but not limited to, the prohibition of competition and solicitation and the confidentiality undertaking set forth in section 8 of the Agreement and the applicable law and jurisdiction provision set forth in section 9 of the Agreement.

27 December 2019
Date	Dr. Rodger Novak

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